As filed with the Securities and Exchange Commission on October 2, 2017

Registration No. 333-219589

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AETHLON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

3826

(Primary Standard Industrial Classification Code Number)

13-3632859

(I.R.S. Employer Identification Number)

9635 Granite Ridge Drive, Suite 100
San Diego, California 92123

(858) 459-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James A. Joyce
9635 Granite Ridge Drive, Suite 100
San Diego, California 92123
(858) 459-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all correspondence to:

Jolie Kahn, Esq.	Robert Charron, Esq.
33 Edgewood	Ellenoff Grossman & Schole LLP
Locust Valley, NY 11560	1345 Avenue of the Americas
(516) 217-6379	New York, NY 10105

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [_]	Accelerated filer [_]
Non-accelerated filer [_]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (*230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (*240.12b-2 of this chapter).

[_]	Emerging growth company
[_]	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this "Amendment") relates to the Registration Statement on Form S-1 (File No. 333-219589) of Aethlon Medical, Inc. (the “Registrant”), as amended, declared effective on September 29, 2017 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

Reference is made to the Exhibit Index filed as part of this registration statement. All exhibits have been filed previously unless otherwise noted.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 2, 2017.

AETHLON MEDICAL, INC.,
a Nevada corporation

/s/ James A. Joyce
By:	James A. Joyce
Its:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James A. Joyce	Chairman, Chief Executive Officer, Principal Executive Officer	October 2, 2017
James A. Joyce

/s/ James B. Frakes	Chief Financial Officer, Principal Accounting Officer	October 2, 2017
James B. Frakes

s/ Edward G. Broenniman	Director	October 2, 2017
Edward G. Broenniman

/s/ Rodney S. Kenley	Director	October 2, 2017
Rodney S. Kenley

/s/ Chetan S. Shah	Director	October 2, 2017
Chetan S. Shah, MD

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INDEX TO EXHIBITS

5.1	Opinion of Jolie Kahn, Esq. *

23.1	Consent of Jolie Kahn, Esq. (included in Exhibit 5.1) *

________________________

*	Filed herewith

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